CONSULTING AND NON-COMPETITION AGREEMENT


         CONSULTING AND NON-COMPETITION AGREEMENT, dated this 24th day of May, 1999 (this "Agreement"), between MOBILE AMERICA CORPORATION, a Florida corporation ("Company") and ALLAN J. McCORKLE ("McCorkle").

                              W I T N E S S E T H :

         WHEREAS, the Company is engaged, through its wholly owned subsidiaries, in the underwriting and marketing of minimum requirement automobile insurance and other insurance products and related businesses;

         WHEREAS, effective as of the date of this Agreement (the "Resignation Date") McCorkle has retired from his officer and employee positions with the Company and its subsidiaries and the Company has accepted such resignation;

         WHEREAS, the Company desires to retain McCorkle as a consultant on the terms and conditions set forth in this Agreement in order (i) to provide for a smooth transition in management and (ii) to continue to give the Company the benefit of the invaluable contacts, experience and expertise acquired by McCorkle over his many years of service with the Company; and

         WHEREAS, the Company desires to obtain, and McCorkle desires to provide, assurances that McCorkle will (i) refrain from competing with the Company for a specified period, (ii) not solicit agents, employees or customers of the Company and (iii) not disclose confidential information concerning the Company.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein and for other good and valuable consideration, the Company and McCorkle hereby agree as follows:

         1. Retention as Consultant. McCorkle shall be retained by the Company as an independent contractor and consultant, and not as an employee, during the period (the "Consulting Period") beginning on the Resignation Date and ending on the first to occur of (i) the seventh anniversary of the Resignation Date (the "Termination Date"); or (ii) the last day of the month in which McCorkle's death occurs (the "Date of Death").

         2. Consulting Services. During the Consulting Period, McCorkle shall personally provide the Company, at the request of the President or interim President or the Board, consulting services consistent with his present skills, training, job activities and stature with the Company. The services required hereunder shall not require McCorkle to maintain regular hours at Company offices, shall be rendered at places and times reasonably acceptable to McCorkle, shall not require more than 500 hours per year and shall not conflict with other entrepreneurial or business activities of interest to McCorkle which are not in violation of this Agreement. McCorkle will be asked to provide consulting advice to the Company on matters as to which his knowledge of and experience with the Company and its business make him uniquely qualified to render such advice, including reinsurance matters and such matters as assisting with the transition of duties and providing background information to the Company's new President and, introducing his successor to his various industry contacts and financial analysts. McCorkle shall perform such services as an independent contractor and consultant and not as an employee and shall not have authority to bind the Company for any purpose.

         3.  Compensation.

             (a) During the Consulting Period, in exchange for the consulting services provided by McCorkle hereunder, and subject to paragraph 3(e) hereof provided that McCorkle is not in breach of the covenants set forth in Sections 5, 6, 7, 8 and 9 of this Agreement, the Company will pay McCorkle a consulting fee of $250,000 per year, payable in equal monthly installments in arrears .

             (b) If the Consulting Period ends for reasons other than McCorkle's death, after the end of the Consulting Period and during the remainder of the Restrictive Period (as hereinafter defined), the Company will pay McCorkle $250,000 per year, payable in arrears in equal monthly installments, in exchange for McCorkle's compliance with the covenants described in Sections 5, 6, 7, 8 and 9 of this Agreement.

             (c) After the end of the Restrictive Period, if McCorkle's wife, Rosemary McCorkle, is then alive, the Company will pay to Rosemary McCorkle a benefit of $125,000 per year, payable in arrears in equal monthly installments, continuing until the last day of the month in which her death occurs.

             (d) During the Consulting Period, McCorkle shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred by him in the performance of his consulting services hereunder, consistent with the Company's policies for the reimbursement of business expenses. For a period of three years beginning on the Resignation Date, at McCorkle's election, the Company shall either (i) provide McCorkle with office space and part-time secretarial assistance or (ii) pay McCorkle $1,500 per month as an allowance for such space and assistance.

             (e) No payments shall be due and payable under this Section 3 in the event that and for so long as McCorkle is in breach of Section 5, 6, 7, 8 or 9 of this Agreement or the Shareholder Agreement of even date herewith between the Company, McCorkle and R. Lee Smith, after receipt of a written notice thereof and a failure to cure within the later of 10 days of such notice or resolution of any bona fide dispute with respect thereto.

         4.  Benefits.

             (a) Director Benefits. During McCorkle's tenure as a director, the Company will provide McCorkle with the life insurance and medical insurance and other fringe benefits as may be provided from time to time to the Company's outside directors for so long as the Company provides such benefits to its outside directors, but McCorkle shall not be entitled to receive directors' fees, Board or committee meeting fees or other compensation paid to or awarded to outside directors.

             (b) Employee Benefits. Effective on the Resignation Date, McCorkle shall no longer be eligible to participate in the Company's money purchase pension plan or any other benefit plans and programs provided by the Company to its employees. The Company acknowledges that McCorkle has satisfied the minimum hours of services requirements prior to the Resignation Date for participation in the money purchase plan in 1999 and will not contest allocations to his account thereunder.

             (c) Health and Life Insurance at McCorkle's Cost. If McCorkle ceases to be a director of the Company, or if the Company ceases to provide its directors with group health and life insurance:

                 (i) The Company will include McCorkle and Rosemary McCorkle in its group health insurance plan for so long as either shall remain alive provided that (A) they are not able to obtain supplemental Medicare coverage comparable to the Company's group coverage, including cost and terms of benefits, (B) Medicare is the primary coverage and the group plan is secondary, and (C) McCorkle (or Rosemary McCorkle upon McCorkle's death) reimburses the Company for the cost of so including McCorkle and Rosemary McCorkle in the Company's group plan; and

                (ii) The Company will include McCorkle in its group life insurance plan so long as McCorkle remains alive provided that (A) such Company plan, as then in effect, permits McCorkle as a retired employee to be included in the plan, and (B) McCorkle reimburses the Company for the cost of including him in such plan.

          5. Covenant Not to Compete.

             (a) Restriction. In consideration for the payments and benefits to be provided to McCorkle under Section 3(b), and to the fullest extent permitted under applicable law, McCorkle shall not, directly or indirectly engage in, participate in, represent in any way or be connected with, as an officer, director, partner, owner, employee, agent, independent contractor, consultant, proprietor or stockholder (except for the ownership of a less than 5% stock interest in a publicly traded corporation) or otherwise, any business or activity, in any state in which the Company is then doing business, which competes with the Business of the Company (as hereinafter defined).

             (b) Restrictive Period. The provisions of Section 5 shall be in effect for a period beginning on the Resignation Date and continuing until the earlier of (i) the seventh anniversary of the Termination Date or (ii) the Date of Death (the "Restrictive Period").

             (c) Business of the Company. For purposes of this Agreement, the "Business of the Company" shall mean any business line or activity that is engaged in by the Company or any of its subsidiaries, or any assignee or successor of the Company during the Restrictive Period.

         6. Non-Solicitation of Agents, Employees and Representatives. In consideration for the payments and benefits to be provided to McCorkle under
Section 3(b), during the Restrictive Period, McCorkle shall not, directly or indirectly, for his own account or the account of any other person or entity with which he shall become associated in any capacity or in which he shall have any ownership interest, (a) without the prior written consent of the Company, solicit for employment or employ or engage as an agent or representative any person who, at any time during the preceding 12 months, is or was employed by or otherwise engaged, as an employee, agent or representative of the Company to perform services for the Company or any of its affiliates, regardless of whether such employment or engagement is direct or through an entity with which such person is employed or associated, or (b) otherwise intentionally interfere with the relationship of the Company or any of its affiliates with any person or entity who or which is at the time employed by or otherwise engaged to perform services for the Company or any such affiliate, or (c) induce any employee, agent or representative of the Company or any of its affiliates to engage in any activity which McCorkle is prohibited from engaging in under Sections 5,6, 7 and 8 hereof or to terminate his or her employment or engagement with the Company or such affiliate.

         7. Nonsolicitation of Customers. In consideration for the payments and benefits to be provided to McCorkle under Section 3(b), during the Restrictive Period, McCorkle shall not undertake any business with or solicit the business of any person, firm or company who shall have been a customer of the Company and with whom any executive of Company or his subordinates has dealt with during the then immediately preceding twelve (12) months which might affect the Company's business relationship with such customer (if the Company reasonably determines that such activities will not adversely affect its business relationship with its customer and such activities do not otherwise violate the covenants not to compete contained herein, the Company shall provide McCorkle its written consent to such activities). During the Restrictive Period, McCorkle shall not cause or attempt to cause any customer to cease being a customer of the Company, or to change its relationship with the Company in a manner which would adversely affect the Company's business. For purposes hereof, "customer" includes any contractor, supplier, licensee or other person with a business relationship with the Company.

         8. Unauthorized Disclosure. During and after the Restrictive Period, without the written consent of the Company, (i) McCorkle shall not disclose to any person (other than an employee or director of the Company or its affiliates, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by McCorkle of his duties under this Agreement or as a director of the Company) or use to compete with the Company or any of its affiliates any confidential or proprietary information, knowledge or data that is not theretofore publicly known and in the public domain obtained by him while in the employ of the Company or while acting as a consultant hereunder with respect to the Company or any of its affiliates or with respect to any products, improvements, customers, methods of distribution, sales, prices, profits, costs, contracts (including, without limitation the terms and provisions of this Agreement), suppliers, business prospects, business methods, techniques, research, trade secrets or know-how of the Company or any of its affiliates (collectively, "Proprietary Information"), and (ii) McCorkle shall use reasonable best efforts to keep confidential any such Proprietary Informa-tion and to refrain from making any such disclosure, in each case except as may be required by law or as may be required in connection with any judicial or administrative proceedings or inquiry.

         9. Compliance with Shareholder Agreement. McCorkle hereby agrees to comply with his obligations under the Shareholder Agreement of even date here-with.

        10. Injunctive Relief with Respect to Covenants. McCorkle acknowledges and agrees that the covenants and obligations of McCorkle with respect to non-competition, non-solicitation, confidentiality and non-disclosure with respect to the Company and its affiliates relate to special, unique and extraordinary matters and that, notwithstanding any other provision of this Agreement to the contrary, a violation of any of the terms of such covenants and obligations will cause the Company and its affiliates irreparable injury for which adequate remedies are not available at law. Therefore, McCorkle expressly agrees that the Company and its affiliates (which shall be express third-party beneficiaries of such covenants and obligations) shall be entitled to an injunction (whether temporary or permanent), restraining order or such other equitable relief (including the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain McCorkle from committing any violation of the covenants and obligations contained in Sections 5, 6, 7, and 8 hereof. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company and its affiliates may have at law or in equity.

        11. Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and all promises, representations, under-standings, arrangements and prior agreements relating to such subject matter (including those made to or with McCorkle by any other person or entity) are merged herein and superseded hereby and thereby.

        12. Legal Expenses. The Company shall reimburse McCorkle for the reasonable attorneys' fees and expenses incurred by him in connection with the negotiation and execution of this Agreement and the other agreements being executed by McCorkle contemporaneously herewith.

        13.  Miscellaneous.

             (a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS THEREUNDER. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT SHALL BE BROUGHT IN ANY STATE COURT OR UNITED STATES FEDERAL COURT SITTING IN DUVAL COUNTY IN THE STATE OF FLORIDA, AS THE PARTY BRINGING SUCH SUIT MAY ELECT IN ITS SOLE DISCRETION, AND EACH PARTY HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUIT, LEGAL ACTION OR PROCEEDING. EACH PARTY HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

             (b) Taxes. McCorkle recognizes that the payments provided under this Agreement including without limitation those provided pursuant to Section 3 may result in taxable income to him which the Company and its affiliates will report to their appropriate taxing authorities. McCorkle agrees to pay all necessary and appropriate income and self-employment taxes on such income.

             (c) Attorney's Fees. If any party to this Agreement breaches any provision of this Agreement, then the breaching party shall pay to the non-breaching party all of the non-breaching party's costs and expenses incurred by that party in enforcing this Agreement, including reasonable attorneys' fees and expenses, whether or not suit be brought and whether incurred before or at trial, on appeal or on remand.

             (d) Amendments. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Company or a person authorized thereby and is agreed to in writing by McCorkle, and such officer of the Company as may be specifically designated by the Company. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

             (e) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. Should any restrictive covenant in Sections 5, 6, 7 or 8 of this Agreement be determined by a court of law or equity to be unreasonable or unenforceable, McCorkle agrees that to the extent it is valid and enforceable, McCorkle shall be bound by the same, the intention of the parties being that the Company be given the broadest protection allowed by law or equity with respect to such provision.

             (f) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing,
(ii) delivered personally, by nationally recognized overnight courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery, and
(iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

                 (i)  if to Company, to:

                      Mobile America Corporation
                      10475 Fortune Parkway, Suite 110
                      Jacksonville, Florida  32256
                      Attention:  President
                      Telephone:  (904) 363-6339
                      Fax:  (904) 363-3856

                      with a copy to:

                      Foley & Lardner
                      200 North Laura Street
                      Jacksonville, FL 32202
                      Attention:  Linda Y. Kelso, Esq.
                      Telephone: (904) 359-2000
                      Fax: (904) 359-8700

                (ii)  if to McCorkle, to:

                      Allan J. McCorkle
                      11657 Village Lane
                      Jacksonville, FL  32223
                      Telephone:  (904) 880-1601
                      Fax:  (904) 292-0703

                      with copies to:

    Smith Hulsey & Busey                             Holly J. McCorkle, Esq.
    P.O. Box 53315                                   13914 Mandarin Oaks Lane
    225 Water Street, #1800                          Jacksonville, FL  32223
    Jacksonville, FL  32202                          Telephone: (904) 880-7399
    Attention:  John R. Smith, Jr., Esq.             Facsimile: (904) 880-5118
    Telephone:  (904) 359-7700
    Facsimile:  (904) 359-7708

             (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

             (h) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

             (i) Assignment. This is a contract for personal services by McCorkle and may not be assigned by McCorkle without the Company's prior written consent except to a corporation or other entity controlled by him which assumes his obligations hereunder and provided McCorkle affirms that such assignment does not release McCorkle's obligations hereunder. The Company shall have the right to assign this Agreement, which shall inure to the benefit of the Company and its successors and assigns.

         IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative and McCorkle has hereunto set his hand, in each case effective as of the date first above written.


                                            MOBILE AMERICA CORPORATION


                                            By:   /s/ R. Lee Smith
                                               ---------------------------------
                                            Name: R. Lee Smith
                                            Title: Director




                                            /s/ Allan J. McCorkle
                                            ------------------------------------
                                            ALLAN J. McCORKLE